COMMUNITY TRUST BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2010

The Annual Meeting of Shareholders of Community Trust Bancorp, Inc. (“CTBI”) will be held at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, on Tuesday, April 27, 2010 at 10:00 a.m. EDT for the following purposes:

1.	To elect a Board of seven Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify.

2.	To ratify and approve the appointment of BKD, LLP as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only those holders of stock of record at the close of business on February 26, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Board of Directors recommends that you vote for each of the nominees for director, for the ratification and approval of the independent registered public accounting firm, and grant discretion on such other business as may properly come before the meeting or any adjournment.

This year CTBI is furnishing all proxy materials, including the Proxy Card, to our shareholders via direct mail; however, all of the proxy materials listed below may be obtained over the Internet at http://materials.proxyvote.com/204149:

•	Notice of Annual Meeting of Shareholders
•	CTBI’s Proxy Statement
•	CTBI’s 2009 Annual Report to Shareholders
•	Form of Proxy

Shareholders are cordially invited to attend the Annual Meeting of Shareholders. You may obtain directions to the meeting location by calling our Investor Relations Department toll-free at (800) 422-1090.  We hope you will attend the meeting and vote your shares in person.

By Order of the Board of Directors

/s/ Jean R. Hale
Jean R. Hale
Chairman of the Board,
President and CEO

Pikeville, Kentucky
March 31, 2010

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT A PROXY.  IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT ANY TIME BEFORE YOUR PROXY IS EXERCISED.

Community Trust Bancorp, Inc.
346 North Mayo Trail
Pikeville, Kentucky 41501

PROXY STATEMENT

Annual Meeting of Shareholders
to be held April 27, 2010

INTRODUCTION

This Proxy Statement and accompanying proxy are furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of CTBI for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 27, 2010, at 10:00 a.m. (EDT), at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, and any adjournments thereof.  A copy of CTBI's 2009 Annual Report to Shareholders accompanies this Proxy Statement.

In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), our proxy materials may also be accessed on the internet at http://materials.proxyvote.com/204149.  The cost of solicitation of proxies will be borne by CTBI.  In addition to the use of the mail, proxies may be solicited in person, by telephone and other means of communication by directors, officers, and other employees of CTBI, none of whom will receive additional compensation for such services.  CTBI will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of stock held of record by them and will pay the reasonable expenses of such persons for forwarding such materials.  This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders of CTBI on or about March 31, 2010.

RECORD DATE AND VOTING SECURITIES

The Common Stock of CTBI (“Common Stock”) is the only class of outstanding voting securities.  Only holders of Common Stock of record at the close of business on February 26, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  At the Record Date, there were 15,199,639 shares of Common Stock outstanding.  With respect to the election of directors, shareholders have cumulative voting rights.  Accordingly, each shareholder will have the right to cast as many votes in the aggregate as equals the number of shares of Common Stock held by the shareholder multiplied by the number of directors to be elected at the Annual Meeting.  Each shareholder may cast all of his or her votes for one candidate or distribute such votes among two or more candidates.  Shareholders will be entitled to one vote for each share of Common Stock held of record on the Record Date with regard to all other matters that properly come before the Annual Meeting or any adjournment thereof.

Each proxy, unless the shareholder otherwise specifies, will be voted in favor of the election of the seven nominees for director named herein and the approval of the appointment of BKD, LLP as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.  Where a shareholder has appropriately specified how the proxy is to be voted, it will be voted accordingly.  As to any other matter which may properly be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  A shareholder may revoke his or her proxy at any time prior to its exercise.  Revocation may be effected by written notice to CTBI, by a subsequently dated proxy received by CTBI, by oral revocation in person at the Annual Meeting or any adjournment thereof, or by voting in person at the Annual Meeting or any adjournment thereof.

A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote.  If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.  At the Annual Meeting, brokers will not have discretionary authority with respect to election of directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to each shareholder known by CTBI to beneficially own more than five percent of the Common Stock as of the Record Date.

Beneficial Owner	Amount and Nature	Percent
Name and Address	of Beneficial Ownership	of Class
Community Trust and Investment Company	1,550,295 (1)	10.2%
As Fiduciary
100 East Vine St., Suite 400
Lexington, Kentucky 40507

BlackRock Inc.	855,406 (2)	5.6%
40 East 52nd Street
New York, NY 10022

(1)
The shares indicated are held by Community Trust and Investment Company, a subsidiary of CTBI, in fiduciary capacities as trustee, executor, agent, or otherwise.  Of the shares indicated, Community Trust and Investment Company has sole voting rights with respect to 1,349,438 shares and no voting rights with respect to 200,857 shares.  Community Trust and Investment Company has shared investment authority with respect to 84,478 shares, sole investment authority with respect to 298,762 shares, and no authority with respect to 7,758 shares; 630,205 shares are held by CTBI’s Employee Stock Ownership Plan (“ESOP”) and 529,092 shares are held by the 401(k) Plan. Each participant for whom shares are maintained in his or her Plan account is entitled to direct the Trustee as to the manner in which voting rights will be exercised with respect to such shares. The Trustee will vote in its discretion all unallocated shares and all shares for which no voting instructions are timely received.

(2)	This information is taken from a Schedule 13G filed January 29, 2010 with respect to holdings as of December 31, 2009.

ELECTION OF DIRECTORS

CTBI’s directors are elected at each annual meeting of shareholders and hold office until the next election of directors or until their successors are duly elected and qualify.  The persons named below, all of whom currently serve as directors of CTBI, have been nominated for election to serve until the 2010 Annual Meeting of Shareholders.

Charles J. Baird
Nick Carter
Nick A. Cooley
Jean R. Hale
James E. McGhee II
M. Lynn Parrish
Dr. James R. Ramsey

Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote for the election of each of the nominees listed above.  All nominees have indicated a willingness to serve and CTBI does not anticipate that any of the above nominees will decline or be unable to serve if elected as a director.  However, in the event that one or more of such nominees is unable, unwilling or unavailable to serve, the persons named in the proxy shall have authority, according to their judgment, to vote for such substitute nominees as they, after consultation with CTBI’s Board of Directors, shall determine.  If considered desirable, cumulative voting will be exercised by the persons named in the proxy to elect as many of such nominees as possible.

The Nominating and Corporate Governance Committee assists the Board in identifying qualified persons to serve as directors of CTBI.  The Committee will evaluate proposed director nominees, including incumbent directors prior to recommending renomination.  The Nominating and Corporate Governance Committee selects as candidates for nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s collective effectiveness in serving the interests of CTBI’s shareholders.  Maturity of judgment and community leadership are considered strengths for Board members.  Although the Committee does not utilize a specific or formulaic diversity policy or requirement, it does consider the make-up of the Board as a whole and favorably views Board diversity with respect to the following attributes:  professional and life experience, education, skills, age, race, and gender.

Each of the above-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.  Each nominee also brings a strong and varied background and set of skills to the Board of Directors, giving the Board, as a whole, competence and experience in a range of areas.

The Nominating and Corporate Governance Committee will consider candidates nominated by shareholders.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates any other properly recommended nominee.  Shareholders who desire to recommend a candidate for election at the next annual meeting of shareholders should submit the name of the candidate and information concerning the qualifications of the candidate by mail to the Nominating and Corporate Governance Committee at CTBI’s address on or before December 31, 2010.

INFORMATION ABOUT DIRECTORS

The age (as of February 26, 2010), business experience, and position of each of the directors currently serving are as follows:

Charles J. Baird, age 60, was appointed to the Board in 1987.  He currently serves as Chairman of the Board’s Corporate Retirement and Employee Benefit Committee and as Vice Chairman of the Board’s Executive Committee.  Mr. Baird has been an attorney with Baird and Baird, PSC since 1975.  He became President of Baird and Baird, PSC in 2009.  In addition to his 35 years of legal and management experience, Mr. Baird has attended many seminars on banking law and corporate finance and has been a director of many organizations over the years.  He is currently Chairman of the Eastern Kentucky Exposition Center and Coal Operators and Associates, and he was a member of the Workers’ Compensation Board Nominating Commission of Kentucky from 1987 until 2010 serving as Chairman for the past 10 years.   Mr. Baird also serves as a director of Community Trust and Investment Company, a subsidiary of CTBI.

Nick Carter, age 63, was appointed to the Board in 2008.  He currently serves on the Board’s Audit and Asset Quality Committee and Risk and Compliance Committee.  Mr. Carter has been President and COO of Natural Resource Partners L.P. (a coal and aggregate reserve ownership business) and its subsidiaries (NYSE:NRP) since 2002.  For twelve years prior to joining Natural Resource Partners, Mr. Carter managed a $120 million private coal landholding company with operations in five states.  Mr. Carter attends and speaks at several investor conferences each year and has attended numerous conferences and seminars relating to business management and legal matters.  Mr. Carter is currently Chairman of the National Council of Coal Lessors and a director of Vigo Coal Company/Carbo-Prill, Inc., and he is a former director of National Bank of Hustonville.

Nick A. Cooley, age 76, was appointed to the Board in 1980.  He currently serves as Vice Chairman of the Board’s Nominating and Corporate Governance Committee and Compensation Committee and as a member of the Board’s Audit and Asset Quality Committee.  Mr. Cooley has been self-employed in the coal industry since 1959 and currently owns Unit Coal Corporation.  As a retired coal operator, he also owns and manages Valley Farm Supply, Top Stop, and Cool Creek Farms.

Jean R. Hale, age 63, was appointed to the Board in 1993 and was elected Chairman in 2004.  She currently serves as Chairman of the Board’s Executive Committee and as a member of the Corporate Retirement and Employee Benefit Committee.  Ms. Hale has been employed by CTBI since 1969 and held various positions within the company, primarily lending, serving as Executive Vice President and Senior Lender, Senior Vice President/Commercial Lending, and Vice President/Consumer Lending, as well as serving as Compliance and CRA Officer, prior to becoming President and CEO in 1993.  She is Chairman of the Board of the Kentucky Economic Development Finance Authority and a member of the Kentucky Economic Development Partnership Board, the Commonwealth Seed Capital, LLC Board, and the KCTCS Foundation Board.  Ms. Hale also serves as Chairman of the Board of Community Trust Bank, Inc. and Community Trust and Investment Company, both subsidiaries of CTBI.

James E. McGhee II, age 52, was appointed to the Board in 2005.  He currently serves as Chairman of the Board’s Risk and Compliance Committee, as Vice Chairman of the Corporate Retirement and Employee Benefit Committee, and as a member of the Nominating and Corporate Governance Committee, Executive Committee, and Audit and Asset Quality Committee.  Mr. McGhee was an executive officer of Mountain Valley Explosives from 1995 until 2006 at which time he sold the company and formed Three JC Investments.  Over the years, Mr. McGhee has started several small businesses involving property and energy.  He also served as Executive Director of Dyno Explosives Distributors Association.  In addition to Mr. McGhee’s business management experience, he has attended several business related safety, sales, and management seminars and an accounting for non-accountants seminar.

M. Lynn Parrish, age 60, was appointed to the Board in 1993.  He currently serves as the lead independent director of the Board, Chairman of the Board’s Nominating and Corporate Governance Committee and Compensation Committee, as Vice Chairman of the Audit and Asset Quality Committee, and as a member of the Executive Committee and Risk and Compliance Committee.  Mr. Parrish has been President of Marwood Land Company since 1992.  He co-founded Coal-Mac, Inc., an independent coal company, in 1978 and served as its president until 1992.  In 1993, he co-founded Knott Floyd Land Company, Inc., another independent coal company, and served as its chairman of the board and president until 2006.  Mr. Parrish has served on several boards of directors over the years and is currently a board member of the Kentucky Chamber of Commerce, Coal Operators and Associates, Inc., CEDAR, Inc., and the Pikeville – Pike County Airport, among others.

Dr. James R. Ramsey, age 61, was appointed to the Board in 2003.  He currently serves as Chairman of the Board’s Audit and Asset Quality Committee.  Dr. Ramsey has been President of the University of Louisville since 2002.  Prior to becoming President of the University of Louisville, Dr. Ramsey held various positions, including State Budget Director and Interim Commissioner of the Office of the New Economy for the Commonwealth of Kentucky and Vice President of Finance and Administration of the University of North Carolina and Western Kentucky University.  Dr. Ramsey has an extensive resume of financial and economic experience.  He has served as a director of Texas Roadhouse, Inc. (NASDAQGS:TXRH) since 2004, trustee of Churchill Tax Free Fund of Kentucky since 1987, and trustee of Narragansett Tax Free Bond Fund, Rhode Island since 2004.  Dr. Ramsey currently serves on the Audit and Compensation Committees of Texas Roadhouse, Inc.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

	Amount and
	Nature of
	Beneficial			Percent
Name	Ownership		(1)	of Class

Charles J. Baird	267,743		(3)	1.8%

Nick Carter	2,000			(2)

Nick A. Cooley	59,644			(2)

Jean R. Hale	233,019		(4)	1.5%

James E. McGhee II	18,352		(5)	(2)

M. Lynn Parrish	116,962		(6)	(2)

Dr. James R. Ramsey	5,400			(2)

	All directors and executive officers as a group	1,089,509	(7)	7.2%
	(16 in number including the above named individuals)

(1)
Under the rules of the Securities and Exchange Commission, a person is deemed to beneficially own a security if the person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security.  A person is also deemed to beneficially own any shares which that person has the right to acquire beneficial ownership within sixty days.  Shares of Common Stock subject to options exercisable within sixty days are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person.  Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares held by them.

(2)	Less than 1 percent.

(3)
Includes 5,649 shares held as trustee under various trust agreements established by Mr. Baird’s mother, Florane J. Baird, for her grandchildren, 196,705 shares held as trustee of the Bryan M. Johnson Testamentary Trust FBO Rosemary Dean, 58,000 shares held as trustee of the Carolyn A. Baird Family Trust, 200 shares held as trustee under various trust agreements established for Mr. Baird’s grandchildren, and 189 shares held by Mr. Baird’s wife, over which Mr. Baird has no voting or investment power.

(4)
Includes 75,149 shares which Ms. Hale may acquire pursuant to options exercisable within sixty days of the Record Date, 12,285 restricted shares awarded under the company stock ownership plans, 13,389 shares held in the ESOP, and 45,955 shares held in the 401(k) Plan which Ms. Hale has the power to vote.

(5)	Includes 142 shares held by Mr. McGhee’s son, over which Mr. McGhee has no voting or investment power.

(6)
Includes 103,451 shares beneficially owned by Mr. Parrish held in MLP Limited Partnership over which Mr. Parrish has sole voting and investment power and 1,060 shares held by his son, Jesse Marvin Parrish, over which Mr. Parrish has no voting or investment power.

(7)	Includes 342,133 shares which may be acquired by all directors and executive officers as a group pursuant to options exercisable within sixty days of the Record Date.

Executive Officers

The following persons are executive officers of Community Trust Bancorp, Inc. as of the Record Date.  They are not nominated to serve as directors.  Their security ownership as of the Record Date is as follows:

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Class
James B. Draughn	Executive Vice President	31,208	(2)	(1)

James J. Gartner	Executive Vice President	50,987	(3)	(1)

Mark A. Gooch	Executive Vice President and Secretary	86,708	(4)	(1)

Larry W. Jones	Executive Vice President	33,587	(5)	(1)

Tracy E. Little	Executive Vice President	40,024	(6)	(1)

Richard W. Newsom	Executive Vice President	33,641	(7)	(1)

Ricky D. Sparkman	Executive Vice President	49,226	(8)	(1)

Kevin J. Stumbo	Executive Vice President and Treasurer	36,306	(9)	(1)

Michael S. Wasson	Executive Vice President	24,702	(10)	(1)

(1)	Less than 1 percent.

(2)
Includes 16,136 shares which Mr. Draughn may acquire pursuant to options exercisable within sixty days of the Record Date, 4,474 restricted shares awarded under the company stock ownership plans,  4,925 shares held in the ESOP, and 5,673 shares held in the 401(k) Plan which Mr. Draughn has the power to vote.

(3)
Includes 43,962 shares which Mr. Gartner may acquire pursuant to options exercisable within sixty days of the Record Date, 4,474 restricted shares awarded under the company stock ownership plans,   1,543 shares held in the ESOP, and 917 shares held in the 401(k) Plan which Mr. Gartner has the power to vote.

(4)
Includes 59,421 shares which Mr. Gooch may acquire pursuant to options exercisable within sixty days of the Record Date, 8,379 restricted shares awarded under the company stock ownership plans,  8,651 shares held in the ESOP, and 9,617 shares held in the 401(k) Plan which Mr. Gooch has the power to vote.

(5)
Includes 27,616 shares which Mr. Jones may acquire pursuant to options exercisable within sixty days of the Record Date, 4,474 restricted shares awarded under the company stock ownership plans,  and 1,163 shares held in the ESOP which Mr. Jones has the power to vote.

(6)
Includes 32,825 shares which Mr. Little may acquire pursuant to options exercisable within sixty days of the Record Date, 4,474 restricted shares awarded under the company stock ownership plans, 1,437 shares held in the ESOP, and 387 shares held in the 401(k) Plan which Mr. Little has the power to vote.

(7)
Includes 14,091 shares which Mr. Newsom may acquire pursuant to options exercisable within sixty days of the Record Date, 4,474 restricted shares awarded under the company stock ownership plans, 6,112 shares held in the ESOP, and 8,873 shares held in the 401(k) Plan which Mr. Newsom has the power to vote.

(8)
Includes 36,784 shares which Mr. Sparkman may acquire pursuant to options exercisable within sixty days of the Record Date, 4,474 restricted shares awarded under the company stock ownership plans, 3,333 shares held in the ESOP, 3,144 shares held in the 401(k) Plan which Mr. Sparkman has the power to vote, and 1,400 shares held in an individual retirement account.

(9)
Includes 22,626 shares which Mr. Stumbo may acquire pursuant to options exercisable within sixty days of the Record Date, 4,474 restricted shares awarded under the company stock ownership plans, 3,766 shares held in the ESOP, and 5,349 shares held in the 401(k) Plan which Mr. Stumbo has the power to vote.

(10)
Includes 13,523 shares which Mr. Wasson may acquire pursuant to options exercisable within sixty days of the Record Date, 4,474 restricted shares awarded under the company stock ownership plans,  2,781 shares held in the ESOP, and 2,271 shares held in the 401(k) Plan which Mr. Wasson has the power to vote.

DIRECTORS’ COMPENSATION

Directors of CTBI, excluding the Chairman of the Audit Committee and the Chairman of the Risk and Compliance Committee, who are not also officers of CTBI, were paid $5,000 per quarter for 2009, plus $600 if any committee meetings were attended the day prior to regularly scheduled quarterly Board meetings.  The Chairman of the Audit Committee was paid $7,500 per quarter and the Chairman of the Risk and Compliance Committee was paid $6,250 per quarter for 2009.  Directors are paid $100 for special committee meetings by telephone and $300 for other committee meetings held on days other than days prior to regularly scheduled quarterly Board meetings.  Directors who are also officers of CTBI did not receive additional compensation for serving as a director.  No option awards, stock awards, retirement benefits, or other benefits are provided to Directors of CTBI.  The following table shows the total fees paid in 2009 to each Director.

Director	2009 Fees Paid
Charles J. Baird	$ 20,400

Nick Carter	22,700

Nick A. Cooley	22,600

Jean R. Hale	0	(1)

James E. McGhee II	28,500

M. Lynn Parrish	23,900

Paul E. Patton	22,500	(2)

Dr. James R. Ramsey	33,200

Total	$ 173,800

(1)	As an officer of CTBI, Ms. Hale does not receive directors’ fees.

(2)	Director Patton resigned from the Board effective October 27, 2009.

CORPORATE GOVERNANCE

The Board of Directors has determined that the following five of CTBI’s seven directors are “independent” as defined by applicable law and NASDAQ listing standards: Nick Carter, Nick A. Cooley, James E. McGhee II, M. Lynn Parrish, and Dr. James R. Ramsey.  Mr. Parrish has been selected by the Board of Directors as the “lead independent director.”

The lead independent director presides over executive sessions of the Board and acts as the liaison between independent directors and the Chairman of the Board.  The lead independent director also provides input to the Chairman of the Board concerning the agendas for Board meetings and performs other duties as assigned by the Board from time to time.

The leadership structure of the Board consists of a combined Chairman and Chief Executive Officer position, which has been held by Ms. Hale since 2004.  The Board believes that a unified Chief Executive Officer and Chairman is appropriate and in the best interests of CTBI and its shareholders.  The Board believes that combining these roles provides the following advantages:

➢	The Chief Executive Officer is the director most familiar with CTBI’s business and is best suited to lead discussions on important matters affecting CTBI’s business;

➢	The combination of the roles creates a firm link between management and the Board and facilitates the development and implementation of corporate strategy; and

➢
The combination of the positions contributes to a more effective and efficient Board, and the Board believes it does not undermine the Board’s independence, particularly in light of the role played by the Board’s lead independent director.

The lead independent director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. The Board makes the determination of the appropriate leadership structure based on current circumstances.  The Board also believes that the solid and profitable performance of CTBI under Ms. Hale’s direction, particularly in light of the recent financial crisis, demonstrates the effectiveness of CTBI’s leadership structure.  Ms. Hale is the direct link between executive management and the Board, and as a banking professional with 40 years of industry experience, she provides critical insight and perception to the Board, as well as feedback to executive management, through her understanding of the issues at hand.

During 2009, the Board held four executive sessions, under the guidelines for executive sessions prescribed in the Corporate Governance Guidelines, which included only non-management directors.

Corporate Governance Guidelines and the Code of Business Conduct and Ethics adopted by the Board may be found on CTBI’s website at www.ctbi.com.  The Code of Business Conduct and Ethics governs the actions of CTBI’s directors, officers, and employees.  The Code is reviewed and approved by the Nominating and Corporate Governance Committee on an annual basis.

Shareholders may communicate directly with the Board of Directors by sending a written communication addressed to the Chairman of the Board of Directors at CTBI’s address.

The Board of Directors held ten meetings during the 2009 fiscal year, including the annual organizational meeting.  Each director attended at least 75% of the aggregate number of Board meetings and meetings of Board committees on which such director served in 2009.  It is the Board’s policy that directors should attend each annual meeting of shareholders subject to a substantial personal or business conflict.  All of CTBI’s directors who were serving at the time attended the 2009 annual meeting of shareholders.  The Board has the following committees: Audit and Asset Quality Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee, Risk and Compliance Committee, and Corporate Retirement and Employee Benefit Committee.

The Audit and Asset Quality Committee (the “Audit Committee”) Charter, which is subject to annual review, was last revised in January 2010 and may be found on CTBI’s website at www.ctbi.com.  The Audit Committee consists of Dr. James R. Ramsey (Chairman), M. Lynn Parrish (Vice Chairman), Nick Carter, Nick A. Cooley, and James E. McGhee II, all of whom meet the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the NASDAQ listing standards.  The Board of Directors has determined that none of the Audit Committee members has a relationship to CTBI that may interfere with his independence from the corporation and its management. The Board has determined that Dr. James R. Ramsey is an audit committee financial expert for CTBI and is independent as described above.  For further information regarding the Audit Committee, please see the Report of the Audit and Asset Quality Committee below.

The Compensation Committee consists of M. Lynn Parrish (Chairman), Nick A. Cooley (Vice Chairman), and Nick Carter, all of whom meet the applicable independence standards.  The Compensation Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Compensation Committee: (i) oversees and recommends to the Board executive officer compensation; (ii) evaluates and approves benefit and incentive compensation policies and programs for CTBI, (iii) reviews and approves related party transactions, and (iv) reviews the risks related to CTBI's compensation policies and programs.  The Compensation Committee has determined that the risks associated with CTBI's compensation policies and programs are not reasonably likely to have a material adverse effect on CTBI.  This committee met three times during 2009.

The Nominating and Corporate Governance Committee consists of M. Lynn Parrish (Chairman), Nick A. Cooley (Vice Chairman), and James E. McGhee II, all of whom meet the applicable independence standards.  The Nominating and Corporate Governance Committee Charter can also be found on CTBI’s website at www.ctbi.com.  The Nominating and Corporate Governance Committee: (i) evaluates and recommends nominee directors for election to the Board and appointment to committee membership; and (ii) develops and recommends to the Board policies and guidelines relating to corporate governance and the identification and nomination of directors and committee members.  This committee is also responsible for the annual review of the Board’s performance as a whole, each committee’s performance as a whole, and each individual director’s performance and the annual review of CTBI’s succession plans for its Chief Executive Officer and other executive officers.  Each of our directors is evaluated annually on the basis of personal characteristics, financial literacy, mature confidence, high performance standards, and core competencies.  The Nominating and Corporate Governance Committee met twice in 2009.  See Election of Directors for more information.

The Risk and Compliance Committee consists of James E. McGhee II (Chairman), M. Lynn Parrish, and Nick Carter, all of whom meet the applicable independence standards.  The Risk and Compliance Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Risk and Compliance Committee: (i) oversees management’s compliance with all of CTBI’s regulatory obligations arising under applicable federal and state banking and financial institutions laws, rules, and regulations; (ii) oversees management’s implementation and enforcement of CTBI’s risk management policies and procedures.  On a quarterly basis, CTBI’s Chief Internal Audit/Risk Officer provides a comprehensive risk report to the Risk and Compliance Committee.  The Risk and Compliance Committee met four times during 2009.

Under our Corporate Governance Guidelines, the Board is charged with providing oversight of our risk management processes. The Audit Committee and the Enterprise Wide Risk Management (EWRM) Committee are primarily responsible for overseeing our risk management function on behalf of the Board.  In carrying out its responsibilities, the Audit and EWRM Committees work closely with our Chief Risk Officer and other members of our enterprise wide risk management team.  Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition.  Management is responsible for the day-to-day management of risks the company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight.  The Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks.  CTBI utilizes an EWRM process designed to provide the Board and management with the capabilities needed to identify, assess, and manage the full spectrum of risks inherent to our industry.  While business unit managers are primarily responsible for managing risk inherent in their areas of responsibility, CTBI has established a risk management governance structure to establish policies, monitor adherence to the policies, and manage the overall risk profile of the company.  CTBI’s EWRM program is not intended to replace normal risk management activities conducted by the business unit managers.  The EWRM program is designed to provide a portfolio view of risks across the entire enterprise.

As an integral part of the risk management process, management has established various committees consisting of senior executives and others within CTBI.  The purpose of these committees is to closely monitor risks and ensure that adequate risk management practices exist within their respective areas of authority.  Some of the principal committees include the Asset/Liability Management (ALCO) Committee, the Loan Portfolio Risk Management Committee, the Senior Credit Committee, the Information Technology Steering Committee, and various compliance-related committees.  Overlapping membership of these committees by senior executives and others helps provide a unified view of risk on an enterprise-wide basis.  To facilitate an enterprise-wide view of CTBI’s risk profile and coordinate the enterprise risk management governance process, a Chief Risk Officer has been appointed, who oversees the process and reports on CTBI’s risk profile.  Additionally, risk champions are assigned for various areas.  The risk champions facilitate implementation of the enterprise risk management and governance process across the company.  The EWRM Committee oversees and supports the EWRM process.  The Board of Directors, through its Risk and Compliance Committee, has overall responsibility for oversight of CTBI’s enterprise risk management governance process, while the EWRM Committee monitors and assesses regular reports from the management team’s senior risk officer regarding comprehensive organizational risk as well as particular areas of concern.  In addition, the Nominating Committee considers risks related to succession planning.  The Compensation Committee considers risks related to the attraction and retention of critical employees and risks relating to CTBI’s compensation programs and contractual employee arrangements and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.  The Compensation Committee reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers.

REPORT OF THE AUDIT AND ASSET QUALITY COMMITTEE

The Audit and Asset Quality Committee (the “Audit Committee”) oversees the financial reporting process of CTBI on behalf of the Board of Directors.  All directors who serve on the Audit Committee meet the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the NASDAQ listing standards.  The Audit Committee monitors the integrity of CTBI’s financial statements, the qualifications and independence of CTBI’s independent registered public accounting firm (“independent auditor”), the performance of CTBI’s internal audit function, CTBI’s system of internal controls, financial reporting, and disclosure controls, and compliance with the Corporate Governance Guidelines and Code of Business Conduct and Ethics.  The Audit Committee has established procedures for the confidential, anonymous submission of concerns about accounting matters, internal controls, and auditing matters.  Management has the responsibility for the preparation of CTBI’s consolidated financial statements and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting.  The independent auditor has the responsibility for the examination of those consolidated financial statements.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of CTBI’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America.  Additionally, the Audit Committee’s review included discussion with CTBI’s independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, (“SAS 61”).  SAS 61 requires CTBI’s independent auditor to provide the Audit Committee with additional information regarding the scope and results of its audit of CTBI’s financial statements, including with respect to (i) its responsibility under audit standards generally accepted in the United States of America, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

The Audit Committee received from BKD, LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, with respect to any relationships between BKD, LLP and CTBI that, in its professional judgment, may reasonably be thought to bear on independence.  BKD has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, it is independent of CTBI within the meaning of the federal securities laws.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor.  The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services.  Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding the pre-approved cost levels must be specifically pre-approved by the Audit Committee.  In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The Audit Committee discussed with CTBI’s internal auditor and independent auditor the overall scope and plans for their respective audits.  The Audit Committee met with its internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of CTBI’s internal controls, and the overall quality of CTBI’s financial reporting.  The Audit Committee held thirteen meetings during fiscal year 2009.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and the independent auditor the audited consolidated financial statements of CTBI as of and for the year ended December 31, 2009 and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting as of December 31, 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.  The Audit Committee has also recommended, subject to shareholder ratification, the selection of BKD, LLP as CTBI’s independent registered public accounting firm.

Dr. James R. Ramsey, Chairman
M. Lynn Parrish, Vice Chairman
Nick Carter, Member
Nick A. Cooley, Member
James E. McGhee II, Member

March 8, 2010

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of CTBI engaged BKD, LLP (“BKD”) to serve as its independent registered certified public accounting firm for the year ended December 31, 2009.

Aggregate fees billed to CTBI for the fiscal years ending December 31, 2009 and 2008 by CTBI’s principal accounting firm, BKD, LLP were as follows:

	2009	2008
Audit fees	$291,565	$424,598
Audit related fees	43,814	51,794
Subtotal	335,379	476,392
Tax fees	36,216	30,939
Total	$371,595	$507,331

Audit related fees included payments for audits of the Community Trust Bancorp, Inc. Voluntary Employees’ Beneficiary Plan and Trust and the ESOP and the 401(k) Plan and out-of-pocket expenses related to the audit of the consolidated financial statements.  Tax fees include payments for preparation of the federal and state corporate income tax returns.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee will request shareholders to ratify its selection of BKD to examine the consolidated financial statements of CTBI for the fiscal year ending December 31, 2010.  Although action by the shareholders on this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of CTBI’s financial controls and reporting.  Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of CTBI and its shareholders.  BKD is not expected to have a representative present at the Annual Meeting.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CTBI.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

In the ordinary course of business, CTBI, through its wholly-owned commercial bank subsidiary, Community Trust Bank, Inc. (the “Bank”), has had in the past and expects to have in the future banking transactions, including lending to its directors, officers, principal shareholders, and their associates.  When these banking transactions are credit transactions, they are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  Except for the credit discussed below, none of the credits are disclosed as nonaccrual, past due, restructured, or potential problem credits.  In the opinion of CTBI’s Board of Directors, such transactions, except for the credits discussed below, do not involve more than the normal risk of collectability or present any other unfavorable features.

In February 2010, CTBI placed the credits related to C & N Mining, LLC on nonaccrual status.      C & N Mining, LLC has been adversely impacted by the market conditions in the coal industry.  These credits are secured by coal mining equipment and a coal mining preparation plant near completion.  The principal shareholders of C & N Mining, LLC and guarantors on the credits are the adult son and daughter of former director Paul E. Patton who resigned from the Board on October 27, 2009.  The credits are also guaranteed by former director Patton.  The largest aggregate amount of all indebtedness at any time since the beginning of our last fiscal year was $5,813,800 and at March 15, 2010, the total amount of principal outstanding on this indebtedness was $5,407,715.  During the last fiscal year and through March 15, 2010, $406,086 in principal was paid on the indebtedness.  Interest rates on the individual credits were floating rates that were tied to New York prime as quoted in the Wall Street Journal with spreads that varied from one-half to one percent above the prime rate.  During the last fiscal year and through March 15, 2010, $162,461 of interest was paid on this indebtedness and $181,203 remains unpaid.  There is no assurance that the outstanding principal and interest will be fully repaid.

Mr. Charles J. Baird, a director of CTBI, is a shareholder in Baird and Baird, P.S.C., a law firm that provided services to CTBI and its subsidiaries during 2009 and will be retained by CTBI and its subsidiaries during the fiscal year 2010.  Approximately $956,828 in legal fees and $188,875 in expenses paid on behalf of CTBI, $1,145,703 in total, were paid to Baird and Baird, P.S.C. during 2009.

The Board of Directors has determined that the Compensation Committee of the Board should review and approve related party transactions.  Accordingly, at each calendar year’s first regularly scheduled Compensation Committee meeting, management recommends related party transactions to be entered into by CTBI for that calendar year, including the proposed aggregate value of such transactions if applicable.  After review, the Compensation Committee recommends approval or disapproval of such transactions and at each subsequently scheduled meeting, management updates the Compensation Committee as to any material change to those proposed transactions.  In the event management recommends any further related party transactions subsequent to the first calendar year meeting, such transactions may be presented to the Compensation Committee for consideration.  The Compensation Committee provides a report to the Board of Directors at each regularly scheduled meeting of the related party transactions approved by the Compensation Committee since the date of its previous report to the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires CTBI’s executive officers and directors and persons who own more than ten percent (10%) of the Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”), as well as to furnish CTBI with a copy of such report.  Additionally, SEC regulations require CTBI to identify in its Proxy Statement those individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year.  Based upon a review of Forms 3, 4, and 5 furnished to CTBI, there were no late filings in 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide shareholders with a better understanding of our executive compensation philosophy and decision-making process.  It also explains the components of compensation paid to CTBI’s executive officers.

Role of the Compensation Committee

All directors who serve on the Compensation Committee are independent in accordance with the NASDAQ listing standards.  During 2009, there were no interlocking relationships between any executive officers of CTBI and any entity whose directors or executive officers serve on the Board of Directors’ Compensation Committee.

The principal duties of the Compensation Committee are to set the compensation of the CEO, review the recommendations of the CEO concerning appropriate compensation of the other executive officers of CTBI and establish the compensation of the other executive officers, and make recommendations to the Board concerning executive officer compensation for approval. The Compensation Committee has responsibility for establishing, implementing, and continually monitoring adherence with CTBI’s compensation philosophy.

The Compensation Committee periodically reviews the compensation levels of the Board.  In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonable commensurate to the amount of work required from the individual directors as well as from the Board in aggregate.  The Compensation Committee also periodically reviews Board committee compensation levels and practices and recommends to the Board changes in such compensation levels and practices.  Although the Compensation Committee did not increase the level of Board compensation for 2009 and 2010, the Compensation Committee expects to review the level of Board compensation in upcoming years and make appropriate adjustments.  At the current time, chairs of two Board committees (the Audit and Asset Quality Committee and the Risk and Compliance Committee) receive additional compensation for serving as chair, while chairs of the other Board committees receive the same compensation as other members of the committees.  The Compensation Committee will likely review the compensation paid to chairs of those Board committees in the future.

The Compensation Committee is responsible for the review and approval of corporate goals and objectives relevant to the compensation of CTBI’s CEO to evaluate the performance of the CEO in light of the goals and objectives. The Compensation Committee determines and approves the CEO’s compensation levels based on this evaluation. Additionally, the Compensation Committee reviews compensation levels of CTBI’s other executive officers. To achieve these goals and objectives, the Compensation Committee expects to maintain compensation plans that create an executive compensation program that is set at competitive levels within our peer group.  The Compensation Committee makes recommendations to the Board with respect to compensation plans, incentive plans, and stock option plans and oversees the administration of these plans.

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness of CTBI’s compensation strategy.  The Compensation Committee recognizes the importance of perceived fairness both internally and externally of compensation practices. The Compensation Committee believes that the long-term success of CTBI and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives.  CTBI’s compensation strategy encourages alignment with the interests of management and shareholders.  The Compensation Committee seeks to provide full disclosure to the independent members of the Board of Directors of CTBI’s compensation practices and issues to ensure that all directors understand the implications of committee decisions.

The Compensation Committee recognizes that the competition among financial institutions for attracting and retaining senior management executives has become more intense in the past few years. The Compensation Committee takes such market considerations into account to ensure that CTBI is providing appropriate long-term incentives to enable it to continue to attract new senior management executives and to retain current executives.

The Committee also considers the current economic and industry environment when reviewing executive compensation.  When establishing executive compensation for 2009 and 2010, the Committee took into consideration the significant challenges facing the US economy and the banking industry.

The Compensation Committee has established various processes to assist it in ensuring CTBI’s compensation program is achieving its objectives.  Among these are:

•
Assessment of Company Performance - The Compensation Committee uses company performance measures in two ways. In establishing total compensation ranges, the Compensation Committee considers various measures of company and industry performance, asset growth, earnings per share, return on assets, return on equity, total shareholder return, and the effective execution of CTBI’s growth strategy. The Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively.

•
Assessment of Individual Performance - Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. The CEO’s compensation is determined by the Compensation Committee. For the other Named Executive Officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s interactions with the executive officer. As with the CEO, the performance evaluation of these executives is based on their contributions to CTBI’s performance, and other leadership accomplishments.

•
Total Compensation Review – The Compensation Committee reviews each executive’s base pay, bonus, and equity incentives annually. In addition to these primary compensation elements, the Compensation Committee reviews other compensation and payments that would be required under various severance and change-in-control scenarios.

Executive Compensation Philosophy

The Compensation Committee believes that executive officer compensation is an integral component of CTBI’s business and human resources strategy.  It is important to CTBI’s success that highly talented individuals serve as executive officers. The Compensation Committee seeks to establish executive compensation at fair, reasonable and competitive levels. The Compensation Committee strives to provide compensation which is appropriate to attract and retain such individuals.  The Compensation Committee also believes it is important that compensation be strategy-focused and recognize individual and group contributions and results.  Therefore, the Compensation Committee desires to offer competitive, market-driven executive officer compensation packages which also provide for a meaningful portion of compensation to be tied to performance.  As a result, CTBI’s executive compensation packages include base salary and benefits as well as incentive-based cash and equity compensation.

The goal of the Compensation Committee is to offer competitive compensation packages, without being the highest or lowest provider, which will enable CTBI to attract and retain key personnel in order that shareholder value may be increased. Total compensation packages, including base salaries, are set at levels the Compensation Committee believes are sufficient to attract and retain qualified executives. The compensation of Named Executive Officers is based on the same criteria and performance factors used for all other executive officers.

Executive Compensation Components

CTBI’s executive compensation consists of the following components:

•	Salaries and Annual Cash Incentive Compensation
•	Annual Incentive-Based Compensation
•	Long-Term Equity Compensation
•	Benefits and Perquisites

Salaries and Annual Cash Incentive Compensation – Salaries for CTBI’s executives are established based upon the scope of their responsibilities, taking into account competitive market compensation paid by other similarly situated companies for comparable positions. The CEO’s compensation is set by the Compensation Committee and presented to the full Board of Directors for approval. The salary of the CEO is set based on the Compensation Committee’s review of performance objectives for CTBI which include asset and revenue growth, asset quality, identification of strategic opportunities, development and maturation of the core earnings performance, and execution of CTBI’s growth strategy, as well as the comparison of peer group data. Compensation of the other executive officers is recommended by the CEO and approved, after making any adjustments considered appropriate, by the Compensation Committee.  Salary increases are approved based upon performance for the previous year, responsibilities for the upcoming year, and compensation paid by other companies within CTBI’s peer group. The objective is to grant salary increases to retain and motivate successful performance while maintaining affordability within CTBI’s business plan.

The Compensation Committee did not utilize the services of an outside consultant in determining the Executive Officers’ 2010 salaries.  In 2007, the Compensation Committee retained Amalfi Consulting, LLC (“Consultant”), an independent compensation consulting firm specializing in the financial services industry, for a review of the compensation paid to CTBI’s executive officers.  The Consultant was requested to provide an update in 2008.  The purpose of the Consultant’s review was to assist the Compensation Committee in assessing the reasonableness of current executive officer compensation packages.  In addition, the review was designed to help the Compensation Committee set the direction for future compensation determinations.  The Consultant reported directly to the Compensation Committee and evaluated the following elements of compensation: base salary, annual incentives, long-term incentives, executive benefits and perquisites.  The consultant used 2007 Proxy data and 2008 survey data in all of their comparative analysis.

The Consultant and the Compensation Committee worked together to select an appropriate peer group (“Peer Group”) for purposes of assessing current executive compensation packages.  The selected Peer Group consisted of 18 publicly traded financial institutions that are comparable to CTBI in asset size, geography and performance.  The compensation of four of CTBI’s executive officers (“Peer Group Comparison Executive Officers”), for whom comparable position data was available with respect to the Peer Group, was assessed with reference to Peer Group compensation. The Peer Group consisted of the following companies:

Bank	Ticker	Bank	Ticker

1st Source Corporation	SRCE	Lakeland Financial Corporation	LKFN
City Holding Company	CHCO	MainSource Financial Group, Inc.	MSFG
Farmers Capital Bank Corporation	FFKT	Peoples Bancorp, Inc.	PEBO
First Community Bancshares, Inc.	FCBC	Republic Bancorp, Inc.	RBCAA
First Financial Bancorp	FFBC	S.Y. Bancorp, Inc.	SYBT
First Financial Corporation	THFF	Stellar One Corporation	STEL
First Merchants Corporation	FRME	Towne Bank	TOWN
Green Bankshares, Inc.	GRNB	Union Bankshares Corporation	UBSH
Integra Bank Corporation	IBNK	Virginia Commerce Bancorp, Inc.	VCBI

The information provided by the outside consultant in 2008 in determining the 2009 salaries (“2008 Report”) was again reviewed by the Compensation Committee and incorporated into the Compensation Committee’s analysis.  The 2008 Report compared the total compensation packages provided to the Peer Group Comparison Executive Officers and the components of the packages, to those offered by other companies in the Peer Group.

In 2008 and 2009, the Compensation Committee believed that the Named Executive Officers performed at a high level.  However, in light of the ongoing challenging and turbulent economic conditions, the Compensation Committee determined that it would be in the best interest of CTBI to consider only minimal increases in executive salaries.

The 2008 Report also compared the compensation provided by CTBI to all executive officers for the year ended December 31, 2007, to the compensation data for Survey Companies for the year ended December 31, 2007.  Based on the results of the 2008 Report, but also considering factors such as local market salaries and salary histories, the Compensation Committee determined that CTBI’s executive officer compensation packages for the year ended December 31, 2007 were market competitive.  However, the 2008 Report noted that while average salaries of the executive officers were slightly above the 50th percentile of Peer Group compensation, total average cash compensation for these officers was approximately 14% below the 50th percentile of Peer Group compensation.  Similarly, the 2008 Report noted that while average salaries of all executive officers of CTBI were also slightly above the 50th percentile of similar executive officer salaries paid by Survey Companies, total average cash compensation for these officers was approximately 12% below the 50th percentile of similar executive officer cash compensation paid by the Survey Companies.

The operating environment for commercial banks is impacted by a variety of factors such as local, national and global economic conditions, interest rate levels and trends, monetary policies of the Federal Reserve Board, fiscal policies of the United States government, liquidity in the capital markets, and the changing values of real estate and other assets.  Many of these factors are outside the control of CTBI and its management.  The Compensation Committee considered the Named Executive Officers’ performance during 2009, including their response to the challenging economic and operating environment in 2009, and determined that it was appropriate to approve minimal salary increases for the Named Executive Officers.  The relatively minimal salary increases for 2009 and 2010 reflect CTBI’s desire to balance the need to compensate our Named Executive Officers at levels that recognize their performance and value to CTBI with the need to minimize our expenses in the current difficult economic environment.  The base salaries of the Named Executive Officers for the years ended December 31, 2008, 2009, and 2010 are shown below:

	Base Salary	Base Salary	% Increase	Base Salary	% Increase
	2008	2009	2008 to 2009	2010	2009 to 2010
Jean R. Hale Chairman, President, and Chief Executive Officer	$422,000	$437,000	3.6%	$446,000	2.1%

Kevin J. Stumbo Executive Vice President and Treasurer (Principal Financial Officer)	$165,000	$172,000	4.2%	$174,000	1.2%

Mark A. Gooch Executive Vice President and Secretary	$312,000	$322,000	3.2%	$328,500	2.0%

Michael S. Wasson Executive Vice President	$190,000	$195,000	2.6%	$198,000	1.5%

James B. Draughn Executive Vice President	$177,500	$185,000	4.2%	$189,000	2.2%

Annual Incentive-Based Compensation – Annual cash incentive bonuses may be awarded under the Senior Management Incentive Compensation Plan, which is open to executive officers and other members of senior management (“Participants”). The bonuses for the Participants are based on achieving the targets set for earnings per share (“EPS”) and return on average assets (“ROAA”) of CTBI.  This plan was designed to reward Participants for meeting or exceeding industry standards for profitability and was adopted to achieve the following objectives:

•	Increase the profitability and growth of CTBI in a manner which is consistent with other goals of the company
•	Provide executive compensation which is competitive with other financial institutions in the peer group
•	Attract and retain personnel of outstanding ability and encourage excellence in the performance of individual responsibilities
•	Motivate and reward those members of management who contribute to the success of CTBI

The amounts of the Senior Management Incentive Compensation Plan awards are calculated according to a schedule comparing EPS and ROAA for the award period to a pre-determined performance standard.  For 2009, Senior Management Incentive Compensation Plan awards were calculated according to a schedule comparing EPS and ROAA for the award period to a pre-determined performance standard.  For 2009, the Targeted (Base) ROAA was established as follows: ROAA per CTBI’s budget (0.94%) or Peer Group performance at the 50th percentile whichever was less and core EPS growth per CTBI’s budget (23.4% growth to $1.90 per share) or core EPS growth of the Peer Group at the 50th percentile whichever was less.  The Peer Group used is set forth above.  The peer performance applied only when measuring base performance.  Any incentive award earned above the base was determined solely by CTBI’s performance.  While the 2009 target goals were lower than those established for 2008, incentive plan award opportunities were reduced accordingly.  This reflects the Compensation Committee’s and CTBI’s desire to reward employees for their contributions to the organization, while taking current economic conditions into consideration.  While CTBI did not achieve its internal performance targets, it did exceed the 50th percentile of its Peer Group’s performance.  However, the Compensation Committee determined that the overall level of performance during 2009 was not adequate to recommend to the full Board of Directors that any incentive compensation be paid for the 2009 plan year.  The Board of Directors agreed with Compensation Committee’s recommendation and accordingly participants did not receive any cash award under the Senior Management Incentive Compensation Plan for the year ended December 31, 2009.

For 2010, Senior Management Incentive Compensation Plan awards will also be calculated according to a schedule comparing EPS and ROAA for the award period to a pre-determined performance standard.  For 2010, the Targeted (Base) ROAA is established as follows: ROAA per CTBI’s budget (0.96%) and core EPS growth per CTBI’s budget (19.3% growth to $1.98 per share).  With respect to the executive officers who serve on CTBI’s Executive Committee (which includes the Named Executive Officers), the following cash incentive awards may be earned:

Target/ROAA		Award as a % of Target Award	Award as a % of Salary
BASE	0.96%	100%	5%
	0.98%	150%	7.50%
	1.00%	200%	10%
	1.02%	250%	15%
	1.04%	300%	20%
	1.06%	350%	25%
	1.08%	400%	30%
	1.10%	450%	40%
	1.12%	600%	45%

Other executive officers consisting of the officers responsible for the divisions of consumer lending, residential real estate lending, trust divisions, sales and marketing, human resources, compliance, facilities management and the presidents of each market (“Group II Officers”) may receive awards for the year ending December 31, 2010 based on the targets applicable to members of the Executive Committee, ranging from 4.5% to 15% of salary. Other members of senior management consisting of Senior Vice Presidents of consolidated functions as well as others below the Senior Vice President level who are selected for participation by the Compensation Committee (“Group III Officers”) may receive awards for the year ending December 31, 2010 based on the targets applicable to members of the Executive Committee, ranging from 4.25% to 12.5% of salary.

The number of senior management incentive stock options granted annually is also determined under the terms of the Senior Management Incentive Compensation Plan and based on EPS and ROAA of CTBI.  Because CTBI did not achieve the targets under the Senior Management Incentive Compensation Plan for 2009, no stock options were granted to executive officers for 2009 performance under the Senior Management Incentive Compensation Plan.  For 2010, the Targeted (Base) ROAA is established as follows: ROAA per CTBI’s budget (0.96%) and core EPS growth per CTBI’s budget (19.3% growth to $1.98 per share).  Based on CTBI’s performance for the year ending December 31, 2010, the following stock option awards may be made to the executive officers who serve on CTBI’s Executive Committee (which includes the Named Executive Officers) under the Senior Management Incentive Plan:

Target/ROAA		Stock Option Award as a % of Salary
BASE	0.96%	25.00%
	0.98%	50.00%
	1.00%	100.00%
	1.02%	112.00%
	1.04%	125.00%
	1.06%	137.50%
	1.08%	150.00%
	1.10%	162.50%
	1.12%	175.00%

Group II Participants may receive stock option awards for the year ending December 31, 2010 based on the targets applicable to members of the Executive Committee, ranging from 12.5% to 80% of salary.  Group III Participants may receive stock option awards for the year ending December 31, 2010 based on the targets applicable to members of the Executive Committee, ranging from 6% to 40% of salary.

CTBI has structured its incentive compensation plans in a manner which is designed to permit a large percentage of the potential incentive compensation to be paid to participants who are not Named Executive Officers. During 2010, executive officers, other members of senior management, and employees are eligible to participate in various company incentive compensation plans.  Based on the number of participants and structure of CTBI’s incentive compensation plans, if CTBI achieves its 2010 targets at the base level, participants other than the Named Executive Officers will receive approximately 98% of the total amount paid under all company incentive compensation plans.

Long-Term Equity Compensation – CTBI’s philosophy is that long-term performance is achieved through aligning the interests of its executives with its shareholders through the use of stock-based awards. The Community Trust Bancorp, Inc. 2006 Stock Ownership Incentive Plan (the “2006 Plan”) was approved by CTBI’s shareholders at the 2006 Annual Meeting of Shareholders. The purpose of the 2006 Plan is to enhance the ability of CTBI to secure and retain the services of persons eligible to participate and to provide incentives for such persons to exert maximum efforts for the success of CTBI. The 2006 Plan is administered by the Compensation Committee.

In addition to the senior management incentive options that may be awarded pursuant to the Senior Management Incentive Compensation Plan, stock options may also be granted for management retention purposes under the 2006 Plan upon approval by the Compensation Committee.  The Compensation Committee also has authority to grant equity awards in other forms, such as restricted stock. Management retention options are granted in connection with the hiring of new executives and the retention of key executives. Stock options are granted at the closing market price on the date of the grant, and the 2006 Plan does not permit the Board or the Compensation Committee to reprice stock options.

Pursuant to the 2006 Plan, the Compensation Committee granted the following retention options and shares of restricted stock to the Named Executive Officers in January 2010:

	Options Granted (Shares)	Restricted Stock Granted (Shares)
Jean R. Hale Chairman and Chief Executive Officer	0	9,642

Kevin J. Stumbo Executive Vice President and Treasurer (Principal Financial Officer)	0	3,214

Mark A. Gooch Executive Vice President and Secretary	0	6,428

Michael S. Wasson Executive Vice President	0	3,214

James B. Draughn Executive Vice President	0	3,214

The restrictions on the restricted stock will generally lapse only if the holder continues to be employed by CTBI for a period of five years following the date of grant.  Each share of restricted stock shown above was granted on January 26, 2010, and the closing price on that date was $25.09 per share.

Pursuant to the 2006 Plan, the Compensation Committee granted the following retention options and shares of restricted stock to the Named Executive Officers in January 2009:

	Options Granted (Shares)	Restricted Stock Granted (Shares)
Jean R. Hale Chairman and Chief Executive Officer	0	1,223

Kevin J. Stumbo Executive Vice President and Treasurer (Principal Financial Officer)	0	408

Mark A. Gooch Executive Vice President and Secretary	0	815

Michael S. Wasson Executive Vice President	0	408

James B. Draughn Executive Vice President	0	408

The restrictions on the restricted stock will generally lapse only if the holder continues to be employed by CTBI for a period of five years following the date of grant.  Each share of restricted stock shown above was granted on January 27, 2009, and the closing price on that date was $29.82 per share.

When determining the amount of stock option and restricted stock grants, the Compensation Committee considered equity incentive grants made by other companies within the financial services industry, including the Peer Group.  The Compensation Committee believes that both stock options and restricted stock align executive officer incentives with shareholder interests. The Compensation Committee also believes that restricted stock is a particularly effective vehicle to retain key executives because none of the restricted shares will become free of restriction (subject to exceptions related to death, disability or change-in-control of CTBI and, with the approval of the Compensation Committee, retirement) unless the holder remains in the employment of CTBI for a period of five years from the date of grant.  The Consultant performed a comparison of equity award levels of CTBI, as a percent of salary, to the Peer Group in 2008.  The Consultant looked at the three-year average of equity awards to consider a longer period of award behavior.  The 2008 Report notes that while median equity awards granted to named executive officers of the Peer Group ranged from 17% to 21% of base salary, equity awards to Named Executive Officers at CTBI were closer to the Peer Group’s 75th percentile, ranging from 28% to 31% of salary, which seemed appropriate given CTBI’s past performance.

Benefits and Perquisites – CTBI does not provide significant perquisites or personal benefits to its executive officers; however, the Named Executive Officers, as well as other executive officers and members of senior management, are provided with perquisites with an aggregate value of less than $10,000, including country club memberships.

Long-term incentives to align the interests of CTBI’s employees with the shareholders have been implemented through the development of a company-sponsored ESOP. The ESOP provides awards of CTBI stock subject to vesting requirements. Participation in the ESOP is available to any employee of CTBI or its subsidiaries who has been employed for one year, completed 1,000 hours of service, and attained the age of 21. CTBI currently contributes 4% of covered employees’ gross wages to the ESOP. The ESOP uses the contribution to acquire shares of CTBI’s common stock.

CTBI has established a 401(k) Plan within which employees can contribute 1% to 15% of their annual salary and CTBI will contribute 50% of the first 8% of contributions.  CTBI also provides health insurance, life insurance, and other programs that are usual and customary to encourage retention of employees.  Named Executive Officers also participate in CTBI’s supplemental executive life insurance plan.  This plan provides a split-dollar share of death benefits at an amount necessary to provide the Named Executive Officer with a total company-provided death benefit of three times their annual salary.  This amount is consistent with the death benefit provided to other eligible employees.  The benefit is dependent upon the executive’s eligibility to receive payments. Additionally, each Named Executive Officer is provided a post-retirement death benefit equal to one times his or her annual salary.  The benefits are funded with bank-owned life insurance (BOLI).  The BOLI is used to provide the additional post-retirement death benefit to the Named Executive Officer with minimal cost to CTBI.  Split-dollar life insurance plans are widely available in the banking industry, because the financial institution will recover its plan costs upon the death of an executive, and the executive’s beneficiary will receive a split of the insurance proceeds.  This benefit provides further incentive for longevity with CTBI.

The 2008 Report found that CTBI offered a competitive level of benefits compared to the Peer Group.  However, CTBI does not sponsor any supplemental executive retirement plan or deferred compensation plan.  The 2008 Report noted that 79% of the Peer Group has either a deferred compensation plan or a supplemental executive retirement plan.  The Compensation Committee determined that it would not recommend that CTBI implement a deferred compensation plan or supplemental executive retirement plan at this time.  However, the Compensation Committee may consider the implementation of such a plan in the future.

On a long-term basis, the Compensation Committee believes that it is in the best interest of CTBI to establish executive officer compensation at levels similar to compensation paid by peer group companies with comparable past performance. The Compensation Committee believes that CTBI’s executive officers performed at a high level in 2009. However, in light of the current economic uncertainties and challenges facing financial institutions, the Compensation Committee concluded that CTBI should not make significant changes to executive compensation levels for 2010.  Instead, the Compensation Committee believes it is in the best interest of CTBI to attain these executive officer compensation levels on a gradual basis over the next few years.

OBRA Deductibility Limitation

The Omnibus Budget Reconciliation Act of 1994 (“OBRA”) prohibits the tax deduction by public companies of compensation of certain executive officers in excess of $1 million, unless certain criteria are met. CTBI has no executive officers that exceed this amount and, therefore, has determined not to take any action at this time with respect to its compensation plans to seek to meet these criteria.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

As of December 31, 2009, CTBI had in effect certain termination of employment and change-in-control agreements (“Severance Agreements”) with each of its Named Executive Officers, as well as its other executive officers. Severance Agreements are offered in order to attract and retain key executives by protecting them in case of a change-in-control of CTBI.  The Severance Agreements are effective for a term equal to the longer of three years or the covered period should a change-in-control of CTBI occur during such three-year period.  These agreements are automatically renewable for additional one-year periods, and the covered period during which the terms and conditions of the Severance Agreements are effective is the period of time following a change-in-control equal to (i) two years following the occurrence of the change-in-control in the event of an involuntary termination or a voluntary termination following a change in duties, or (ii) the thirteenth month following the change-in-control in the event of a voluntary termination not preceded by a change in duties.

The Severance Agreements require the payment to a Named Executive Officer or other executive officer of a severance amount in the event of an involuntary or voluntary termination of employment after a change-in-control of CTBI during the covered period. The severance amount payable under the Severance Agreements is equal to (i) 2.99 times the Named Executive Officer’s or other executive officer’s base annual salary in the event of involuntary termination or in the event of a voluntary termination of employment preceded by a change in duties subsequent to a change-in-control of CTBI, or (ii) 2.00 times the Named Executive Officer’s or other executive officer’s annual base salary in the event of a voluntary termination of employment not preceded by a change in duties subsequent to a change-in-control of CTBI.

A change-in-control occurs, for purposes of the Severance Agreements, when (i) any person, including a group under Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the owner of 30% or more of the combined voting power of CTBI’s outstanding securities; (ii) as a result of, or in connection with, any tender offer, exchange offer, merger or other combination, sale of assets or contested election, the persons who were directors of CTBI before such transaction(s) cease to constitute a majority of the Board of Directors of CTBI or successor of CTBI; (iii) a tender or exchange offer is made and consummated for the ownership of 30% or more of the combined voting power of CTBI’s outstanding voting securities; or (iv) CTBI transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of CTBI.

The Compensation Committee believes the use and structure of the Severance Agreements are consistent with CTBI’s compensation objectives to attract, motivate and retain highly qualified executives.  The Compensation Committee also believes that the Severance Agreements promote job stability and financial security, preserve morale and productivity, and encourage retention in the event of an actual or potential change-in-control.  However, the Compensation Committee intends to review the terms of the Severance Agreements annually in the context of executive compensation packages and related developments.

No termination of employment or change-in-control payments were made in 2009.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of CTBI has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

M. Lynn Parrish, Chairman
Nick A. Cooley, Vice Chairman
Nick Carter, Member

March 22, 2010

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by CTBI to or for the account of the Chief Executive Officer, the Principal Financial Officer, and each of the other three most highly compensated executive officers of CTBI for the fiscal years ended December 31, 2009, 2008, and 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Options (2) ($)	All Other Compensation (3) ($)	Total Compensation ($)
Jean R. Hale, Chairman, President and Chief Executive Officer	2009 2008 2007	452,077 420,462 398,154	0 0 0	89,082 106,830 88,764	21,256 20,440 17,864	562,415 547,732 504,782

Kevin J. Stumbo, Executive Vice President and Treasurer (Principal Financial Officer)	2009 2008 2007	177,807 164,423 156,923	0 0 0	40,147 47,424 36,584	11,434 10,545 11,813	229,388 222,392 205,320

Mark A. Gooch, Executive Vice President and Secretary	2009 2008 2007	333,231 310,846 294,923	0 0 0	67,970 81,249 66,796	17,930 17,431 17,844	419,131 409,526 379,563

Michael S. Wasson, Executive Vice President	2009 2008 2007	201,923 189,538 183,538	0 0 0	45,679 54,792 43,952	14,386 13,413 109,536	261,988 257,743 337,026

James B. Draughn, Executive Vice President	2009 2008 2007	191,250 176,731 166,154	0 0 0	61,167 68,696 57,856	16,058 13,044 64,869	268,475 258,471 288,879

(1)
Bonuses are paid under the Senior Management Incentive Compensation Plan, which is open to all executive officers, market presidents, and senior vice presidents of consolidated functions. Individuals below senior vice president level may be recommended and approved by the Compensation Committee for special awards of options for extraordinary performance.  Bonuses for executive officers are earned based on CTBI reaching certain earnings per share and return on assets goals after accruing for the cost of the bonuses.  In 2009, CTBI did not meet its internal performance targets but did meet its alternative Peer Group performance goal.  However, the Compensation Committee determined that the overall level of performance was not adequate to recommend any incentive compensation.  In 2008 and 2007, CTBI did not meet its internal performance goals, and therefore, no bonus was earned. (See the Compensation Discussion and Analysis.)

(2)
This column includes the value of all option and restricted stock awards under the company stock ownership plans.  The value is the amount recognized for financial statement reporting purposes with respect to fiscal years 2009, 2008, and 2007 in accordance with FAS 123(R).  The assumptions used in the valuation of option awards are included in notes 1 and 14 to CTBI’s consolidated financial statements for the year ended December 31, 2009 included in CTBI’s Annual Report on Form 10-K filed with the SEC on March 12, 2010.

(3)	The compensation represented by the amounts for 2009, 2008, and 2007 set forth in the All Other Compensation column for NEOs is detailed in the following tables.

Name	Year	Company Contributions to ESOP ($)	Company Contributions to 401(k) ($)	Perquisites ($)	Company Paid Life Insurance Premiums ($)	Total All Other Compensation ($)
		(a)	(a)	(b)	(c)
Jean R. Hale	2009	9,800	6,756	-	4,700	21,256
	2008	9,200	6,995	-	4,245	20,440
	2007	9,000	4,954	-	3,910	17,864

Kevin J. Stumbo	2009	7,112	3,556	-	766	11,434
	2008	6,577	3,288	-	680	10,545
	2007	7,477	3,738	-	598	11,813

Mark A. Gooch	2009	9,800	6,756	-	1,374	17,930
	2008	9,200	6,995	-	1,236	17,431
	2007	9,000	7,750	-	1,094	17,844

Michael S. Wasson	2009	8,077	4,477	-	1,832	14,386
	2008	7,582	4,185	-	1,646	13,413
	2007	8,766	6,103	93,228	1,439	109,536

James B. Draughn	2009	7,650	7,650	-	758	16,058
	2008	7,069	5,302	-	673	13,044
	2007	7,846	5885	50,550	588	64,869

(a)	For further information regarding the ESOP and 401(k) Plans, see the Compensation Discussion & Analysis.

(b)
This includes the federal and state tax gross-up of taxable income from nonqualified stock options in 2007.  In addition, Mr. Wasson’s perquisites in 2007 include $1,374 for personal use of the leased value of a company automobile.

(c)
This column included excess premiums reported as taxable compensation on the NEO’s W-2 for life insurance at three times salary.  A similar insurance benefit at three times salary is provided to all full-time employees on a nondiscriminatory basis.

The following table sets forth the information regarding plan based awards granted to NEOs in 2009.

GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards (1) ($)	All Other Awards: Number of Securities Underlying Options Granted (2) (#)	Exercise or Base Price ($/share)	Grant Date Fair Value of Equity Awards (3) ($)
Jean R. Hale
Restricted Stock Grant	1/27/2009	-	1,223	-	36,470

Kevin J. Stumbo
Restricted Stock Grant	1/27/2009	-	408	-	12,167

Mark A. Gooch
Restricted Stock Grant	1/27/2009	-	815	-	24,303

Michael S. Wasson
Restricted Stock Grant	1/27/2009	-	408	-	12,167

James B. Draughn
Restricted Stock Grant	1/27/2009	-	408	-	12,167

(1)
This column shows the payouts for 2009 performance under the Senior Management Incentive Compensation Plan as described in the Incentive Based Compensation section of the Compensation Discussion & Analysis.   There was no bonus payment made for 2009.

(2)	Restricted stock grants were made under the company stock ownership plans and become vested after five years or upon a change-in-control of CTBI.

(3)	The grant-date fair value of stock options was $29.82 per share, measured in accordance with FAS 123(R).

The following tables set forth information concerning options exercised by the NEOs during 2009 and the number and value of unexercised options held by the NEOs of CTBI at December 31, 2009.

OPTION EXERCISES

Name	Shares Acquired on Exercise (#)	Value Realized (1) ($)
Jean R. Hale	35,234	502,004

Kevin J. Stumbo	0	-

Mark A. Gooch	23,142	273,325

Michael S. Wasson	0	-

Tracy E. Little	0	-

(1) The value realized is calculated based on the closing market price on the date of exercise.

OUTSTANDING EQUITY AWARDS-2009

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End (1) (#)		Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the-Money Options at Fiscal Year-End (2) ($)
	Exercisable	Unexercisable			Exercisable	Unexercisable
Jean R. Hale
Granted 01/23/01	13,310	0	11.833	01/23/11	167,930	-
Granted 01/29/02	13,310	0	16.717	01/29/12	102,930	-
Granted 01/17/03	12,390	0	20.983	01/17/13	42,950	-
Granted 01/27/04	8,250	0	27.109	01/27/14	-	-
Granted 01/28/05	9,552	0	30.880	01/28/15	-	-
Granted 01/27/06	7,398	2,466	32.440	01/27/16	-	-
Granted 01/23/07	5,648	5,549	38.950	01/23/17	-	-
Granted 01/29/08	0	6,250	28.320	01/29/18	-	-

Kevin J. Stumbo
Granted 10/22/02	11,120	0	19.992	10/22/12	49,568	-
Granted 01/27/04	0	2,750	27.109	01/27/14	-	-
Granted 01/28/05	1,012	1,012	30.880	01/28/15	-	-
Granted 01/27/06	1,041	2,080	32.440	01/27/16	-	-
Granted 01/23/07	1,203	3,611	38.950	01/23/17	-	-
Granted 01/29/08	0	3,750	28.320	01/29/18	-	-

Mark A. Gooch
Granted 01/23/01	13,310	0	11.833	01/23/11	167,930	-
Granted 01/29/02	9,983	0	16.717	01/29/12	77,201	-
Granted 01/17/03	9,293	0	20.983	01/17/13	32,214	-
Granted 01/27/04	5,500	0	27.109	01/27/14	-	-
Granted 01/28/05	7,284	0	30.880	01/28/15	-	-
Granted 01/27/06	5,664	1,888	32.440	01/27/16	-	-
Granted 01/23/07	4,332	4,333	38.950	01/23/17	-	-
Granted 01/29/08	0	5,000	28.320	01/29/18	-	-

Michael S. Wasson
Granted 01/27/04	2,750	0	27.109	01/27/14	-	-
Granted 01/28/05	2,606	0	30.880	01/28/15	-	-
Granted 01/27/06	2,588	1,295	32.440	01/27/16	-	-
Granted 01/23/07	2,856	2,856	38.950	01/23/17	-	-
Granted 01/29/08	0	3,750	28.320	01/29/18	-	-

James B. Draughn
Granted 01/17/03	1,406	0	20.983	01/17/13	4,874	-
Granted 01/27/04	2,750	0	27.109	01/27/14	-	-
Granted 01/28/05	4,208	0	30.880	01/28/15	-	-
Granted 01/27/06	0	10,000	32.440	01/27/16	-	-
Granted 01/27/06	3,121	1,040	32.440	01/27/16	-	-
Granted 01/23/07	2,407	2,407	38.950	01/23/17	-	-
Granted 01/29/08	0	3,750	28.320	01/29/18	-	-

(1)  Options granted as senior management incentive options in the stock ownership plans become exercisable in equal 25% installments beginning one year after the date of the grant and become fully exercisable upon a change-in-control of CTBI.  Options granted as management retention options in the stock ownership plans become exercisable after five years and become fully exercisable upon a change-in-control of CTBI.  Options expire if not exercised ten years after the date of the grant.

(2)	Based on the closing price of $24.45 of our common stock at December 31, 2009.

CHANGE-IN-CONTROL AND TERMINATION BENEFITS

CTBI provides additional benefits, not included in the previous tables, to the NEOs in the event of a change-in-control.  The following table provides an estimate of the value of such benefits, assuming the change-in-control had occurred on December 31, 2009.

Name	Severance payment equal to 2.99 times annual base salary (1) ($)	Severance payment equal to 2.00 times annual base salary (2) ($)	Acceleration of stock options (3) ($)	Total (based on 2.99 times annual base salary) (1) ($)	Total (based on 2.00 times annual base salary) (2) ($)
Jean R. Hale	1,306,630	874,000	0	1,306,630	874,000

Kevin J. Stumbo	514,280	344,000	0	514,280	344,000

Mark A. Gooch	962,780	644,000	0	962,780	644,000

Michael S. Wasson	583,050	390,000	0	583,050	390,000

James B. Draughn	553,150	370,000	0	553,150	370,000

(1)
Severance agreements with the NEOs require payment of an amount equal to 2.99 times annual base salary in the event of a change-in-control of CTBI followed by:  (a) a subsequent involuntary termination; or  (b) a voluntary termination preceded by a change in duties.

(2)
Severance agreements with the NEOs require payment of an amount equal to 2.00 times annual base salary in the event of a voluntary termination not preceded by a change in duties subsequent to a change-in-control of CTBI.

(3)
Stock options held by the NEOs provide for full vesting upon a change-in-control.  In addition, upon the death or disability of the NEOs, stock options held by the NEOs become fully vested.  The amounts shown represent the in-the-money value of the options that would accelerate, calculated based on the positive difference between the option exercise price and $24.45 which was the closing price for a share of our common stock on December 31, 2009.

See the Employment Contracts, Termination of Employment and Change-in-Control Agreements section of the Compensation Discussion & Analysis for further information.

SHAREHOLDER PROPOSALS

It is currently contemplated that next year’s Annual Meeting of Shareholders will be held on or about April 26, 2011.  In the event that a shareholder desires to have a proposal considered for presentation at CTBI’s next Annual Meeting of Shareholders and inclusion in the Proxy Statement for such meeting, the proposal must be forwarded in writing to the Secretary of CTBI so that it is received no later than December 1, 2010.  Any such proposal must comply with the requirements of Rule 14(a)-8 promulgated under the Act.  If a shareholder intends to present a proposal at the next Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in CTBI’s Proxy, Notice of Meeting, and Proxy Statement, such proposal must be received by the Secretary of CTBI prior to February 14, 2011 or CTBI’s management proxies for the Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in CTBI’s Proxy, Notice of Meeting or Proxy Statement.

MISCELLANEOUS

The Board of Directors of CTBI knows of no other business to be presented to the Annual Meeting.  If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  The Board of Directors urges each shareholder who does not intend to be present and to vote at the Annual Meeting to submit a proxy as promptly as possible.

By Order of the Board of Directors

/s/ Jean R. Hale
Jean R. Hale
Chairman of the Board,
President and CEO

Pikeville, Kentucky
March 31, 2010

ATTACHMENT A

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
COMMUNITY TRUST BANCORP, INC., 346 NORTH MAYO TRAIL, PIKEVILLE, KY  41501-1492

The Undersigned Shareholder of COMMUNITY TRUST BANCORP, INC., a Kentucky corporation, hereby appoints DR. ORVILLE CLARK, JR., MARILYN T. JUSTICE, and ERNEST M. ROGERS, or any one of them acting in the absence of the others, as the attorneys and proxies of the undersigned with full power of substitution, to vote all shares of stock of Community Trust Bancorp, Inc., as designated below which the undersigned holds of record at the close of business on February 26, 2010, and is entitled to vote at the Annual Meeting of Shareholders to be held at COMMUNITY TRUST BANCORP, INC., 346 NORTH MAYO TRAIL, PIKEVILLE, KENTUCKY, at 10:00 a.m. on April 27, 2010, and at any adjournment thereof.

Dated:  ____________________________________________, 2010.
(Please sign exactly as your name appears hereon.)

_________________________________________________________
(Signature of Shareholder)

_________________________________________________________
(Signature of Shareholder)

(When shares are held by joint tenants, both should sign.  Trustees, guardians, attorneys, executors, administrators and others signing in a representative capacity should indicate the capacity in which they sign.  If a corporation, the president or other authorized officer should sign in the full corporate name.  If a partnership, an authorized person should sign in partnership name.)

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY THIS
PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(THIS PROXY IS CONTINUED ON THE REVERSE SIDE.  PLEASE SEE FOR IMPORTANT INFORMATION.)

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER.  IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2.  THE BOARD OF DIRECTORS PROPOSES AND RECOMMENDS A VOTE FOR PROPOSAL NOS. 1 AND 2.

1.  ELECTION OF DIRECTORS:
     [   ]  FOR all nominees listed below (except as marked to the contrary below)          [   ] WITHHOLD AUTHORITY to vote for all nominees listed below

Charles J. Baird                                           Nick Carter                                Nick A. Cooley                              Jean R. Hale
James E. McGhee II                                    M. Lynn Parrish                       Dr. James R. Ramsey

             (or any substitute nominee should any of the above become unavailable for any reason)

(INSTRUCTION:   To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.)

___________________________________________________________________________________________________________________________________________

If you wish to cumulate your votes for any nominee(s) as explained in the Proxy Statement, mark the box on the right and indicate on the line below the name(s) of such nominee(s) and the number of votes to be cast for such nominee(s).                                                          [   ]

___________________________________________________________________________________________________________________________________________

2.	Proposal to ratify and approve the appointment of BKD, LLP as Community Trust Bancorp, Inc.’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.
FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the Proxies are authorized to vote in accordance with their judgment upon such other business as may properly come before the meeting.

I do not [ ]	I do [ ]	plan to attend the Annual Meeting	NUMBER ATTENDING: ________________________

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE, AND SIGN THIS PROXY CARD, AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(THIS PROXY IS CONTINUED ON THE REVERSE SIDE.  PLEASE SEE FOR IMPORTANT INFORMATION.)